Term sheet

To prospectus dated November 14, 2011,

prospectus supplement dated November 14, 2011,

product supplement no. 21-II dated April 2, 2013 and

underlying supplement no. 1-I dated November 14, 2011

Term sheet to Product Supplement No. 21-II Registration Statement No. 333-177923 Dated July 29, 2014; Rule 433

$
Auto Callable Notes Linked to the Lesser Performing of the EURO STOXX 50® Index and the iShares® MSCI EAFE ETF due August 3, 2017

General

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The Notes are designed for investors who seek early exit prior to maturity at a premium if, on any Call Valuation Date, the closing level of each of the EURO STOXX 50® Index and the iShares® MSCI EAFE ETF is at or above its Call Level. If the Notes have not been automatically called, investors will receive their principal back at maturity if the Final Level of each Underlying is equal to or greater than 75% of its Initial Level, but will lose some or all of their principal if the Final Level of either Underlying is less than 75% of its Initial Level. Investors in the Notes should be willing to accept this risk of loss and be willing to forgo interest and dividend payments, in exchange for the opportunity to receive a premium payment if the Notes are automatically called. Any payment on the Notes is subject to the credit risk of JPMorgan Chase & Co.

—	The earliest date on which an automatic call may be initiated is August 6, 2015*.
—	Unsecured and unsubordinated obligations of JPMorgan Chase & Co. maturing August 3, 2017*
—	The payment at maturity is not linked to a basket composed of the Underlyings. The payment at maturity is linked to the performance of each of the Underlyings individually, as described below.
—	Minimum denominations of $1,000 and integral multiples thereof

Key Terms

Underlyings:	The EURO STOXX 50® Index (Bloomberg ticker: SX5E) (the “Index”) and the iShares® MSCI EAFE ETF (Bloomberg ticker: EFA) (the “Fund”) (each, an “Underlying” and collectively, the “Underlyings”)
Automatic Call:	If the closing level of each Underlying on any Call Valuation Date is greater than or equal to the applicable Call Level, the Notes will be automatically called for a cash payment per $1,000 principal amount Note that will vary depending on the applicable Call Valuation Date and Call Premium Percentage and that will be payable on the applicable Call Settlement Date.
Call Level:	With respect to each Underlying, 100% of its Initial Level for each Call Valuation Date (in the case of the Fund, subject to adjustments)
Payment if Called:

For every $1,000 principal amount Note, you will receive one payment of $1,000 plus a call premium amount, calculated as follows:

   •  at least 12.00%† × $1,000 if automatically called on the first Call Valuation Date

   •  at least 24.00%† × $1,000 if automatically called on the second Call Valuation Date

   •  at least 36.00%† × $1,000 if automatically called on the final Call Valuation Date

† The actual Call Premium Percentages applicable to the first, second and final Call Valuation Dates will be determined on the Initial Valuation Date and will not be less than 12.00%, 24.00% and 36.00%, respectively.

Payment at Maturity:

If the Notes have not been automatically called and the Final Level (i.e., the closing level on the final Call Valuation Date) of each Underlying is greater than or equal to its Barrier Level, you will receive the principal amount of your Notes at maturity.

If the Notes have not been automatically called and the Final Level of either Underlying is less than its Barrier Level, you will lose 1% of the principal amount of your Notes for every 1% that the Final Level of the Lesser Performing Underlying is less than its Initial Level, and your payment at maturity per $1,000 principal amount Note will be calculated as follows:

$1,000 + ($1,000 × Lesser Performing Underlying Return)

If the Notes have not been automatically called and the Final Level of either Underlying is less than its Barrier Level, you will lose more than 25% of your principal amount and may lose all of your principal amount at maturity.

Barrier Level:	With respect to each Underlying, an amount that represents 75% of its Initial Level (in the case of the Fund, subject to adjustments)
Initial Valuation Date:	On or about July 30, 2014
Original Issue Date (Settlement Date):	On or about August 4, 2014
Call Valuation Dates*:	August 6, 2015 (first Call Valuation Date), July 29, 2016 (second Call Valuation Date) and July 31, 2017 (final Call Valuation Date)
Call Settlement Dates*:	The third business day after the applicable Call Valuation Date, except that the final Call Settlement Date is the Maturity Date
Maturity Date†:	August 3, 2017
Other Key Terms:	See “Additional Key Terms” in this term sheet
CUSIP:	48127DUX4
*	Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at Maturity” and “Description of Notes — Postponement of a Review Date” in the accompanying product supplement no. 21-II

Investing in the Auto Callable Notes involves a number of risks. See “Risk Factors” beginning on page PS-11 of the accompanying product supplement no. 21-II, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement no. 1-I and “Selected Risk Considerations” beginning on page TS-3 of this term sheet.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per Note	$1,000	$	$
Total	$	$	$
(1)	See “Supplemental Use of Proceeds” in this term sheet for information about the components of the price to public of the Notes.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. In no event will these selling commissions exceed $22.50 per $1,000 principal amount Note. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-61 of the accompanying product supplement no. 21-II.

If the Notes priced today, the estimated value of the Notes as determined by JPMS would be approximately $954.60 per $1,000 principal amount Notes. JPMS’s estimated value of the Notes, when the terms of the Notes are set, will be provided by JPMS in the pricing supplement and will not be less than $940.00 per $1,000 principal amount Notes. See “JPMS’s Estimated Value of the Notes” in this term sheet for additional information.

The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

July 29, 2014

Additional Terms Specific to the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 21-II, underlying supplement no. 1-I and this term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this term sheet together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these Notes are a part, and the more detailed information contained in product supplement no. 21-II dated April 2, 2013 and underlying supplement no 1-I dated November 14, 2011. This term sheet, together with the documents listed below, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 21-II and “Risk Factors” in the accompanying underlying supplement no. 1-I, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

—	Product supplement no. 21-II dated April 2, 2013:

http://www.sec.gov/Archives/edgar/data/19617/000095010313002142/crt_dp37367-424b2.pdf

—	Underlying supplement no. 1-I dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf

—	Prospectus supplement dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

—	Prospectus dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this term sheet, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Additional Key Terms

Underlying Return:	With respect to each Underlying: (Final Level – Initial Level) Initial Level
Initial Level:	With respect to each Underlying, the closing level of that Underlying on the Initial Valuation Date (in the case of the Fund, divided by the Share Adjustment Factor)
Share Adjustment Factor:	With respect to the Fund, set equal to 1.0 on the Initial Valuation Date and subject to adjustment under certain circumstances. See “General Terms of Notes — Additional Fund Provisions — Anti-Dilution Adjustments” in the accompanying product supplement no. 21-II.
Final Level:	With respect to each Underlying, the closing level of that Underlying on the final Call Valuation Date
Lesser Performing Underlying:	The Underlying with the Lesser Performing Underlying Return
Lesser Performing Underlying Return:	The lower of the Underlying Returns of the Underlyings

Supplemental Terms of the Notes

For purposes of the Notes offered by this term sheet, all references to each of the following defined terms used in the accompanying product supplement will be deemed to refer to the corresponding defined term used in this term sheet, as set forth in the table below:

Product Supplement Defined Term	Term Sheet Defined Term
Ending Index Level / Final Share Price	Final Level
Initial Index Level / Initial Share Price	Initial Level
Index closing level / closing price	closing level
Review Date	Call Valuation Date
pricing date	Initial Valuation Date
call premium	Call Premium Percentage

For purposes of the Notes offered by this term sheet, all references to the “Contingent Buffer Amount” in the accompanying product supplement will be deemed to refer to “1 – Barrier Level,” where “Barrier Level” has the meaning assigned to it in this term sheet.

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Selected Purchase Considerations

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APPRECIATION POTENTIAL — If the closing level of each Underlying is greater than or equal to the applicable Call Level on any Call Valuation Date, your investment will yield a payment per $1,000 principal amount Note of $1,000 plus: (i) at least 12.00%* × $1,000 if automatically called on the first Call Valuation Date, (ii) at least 24.00%* × $1,000 if automatically called on the second Call Valuation Date or (iii) at least 36.00%* × $1,000 if automatically called on the final Call Valuation Date. Because the Notes are our unsecured and unsubordinated obligations, payment of any amount on the Notes is subject to our ability to pay our obligations as they become due.

* The actual Call Premium Percentages applicable to the first, second and final Call Valuation Dates will be provided in the pricing supplement and will not be less than 12.00%, 24.00% and 36.00%, respectively.

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POTENTIAL EARLY EXIT WITH APPRECIATION AS A RESULT OF AUTOMATIC CALL FEATURE — While the original term of the Notes is approximately three years, the Notes will be automatically called before maturity if the closing level of each Underlying is at or above the applicable Call Level on any Call Valuation Date and you will be entitled to the applicable payment corresponding to that Call Valuation Date as set forth on the cover of this term sheet.

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LIMITED PROTECTION AGAINST LOSS — If the Notes have not been automatically called, we will pay you your principal back at maturity if the Final Level of each Underlying is equal to or greater than its Barrier Level. If the Notes have not been automatically called and the Final Level of each Underlying is less than its Barrier Level, you will lose more than 25% of your principal amount and may lose all of your principal amount at maturity.

—	EXPOSURE TO EACH OF THE UNDERLYINGS — The return on the Notes is linked to the Lesser Performing Underlying, which will be either the EURO STOXX 50® Index or the iShares® MSCI EAFE ETF.

The EURO STOXX 50® Index consists of 50 component stocks of market sector leaders from within the Eurozone. The EURO STOXX 50® Index and STOXX® are the intellectual property (including registered trademarks) of STOXX Limited, Zurich, Switzerland and/or its licensors (the “Licensors”), which are used under license. The Notes based on the EURO STOXX 50® Index are in no way sponsored, endorsed, sold or promoted by STOXX Limited and its Licensors and neither STOXX Limited nor any of its Licensors shall have any liability with respect thereto. For additional information about the EURO STOXX 50® Index, see the information set forth under “Equity Index Descriptions — The EURO STOXX 50® Index” in the accompanying underlying supplement no. 1-I.

The iShares® MSCI EAFE ETF is an exchange-traded fund of iShares® Trust, a registered investment company, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE® Index, which we refer to as the Underlying Index with respect to the iShares® MSCI EAFE ETF. The MSCI EAFE® Index is a free float-adjusted market capitalization index intended to measure the equity market performance of the developed equity markets in Europe, Asia, Australia and New Zealand. On July 1, 2013, the name of the iShares® MSCI EAFE ETF was changed from the iShares® MSCI EAFE Index Fund to the current name. For additional information about the iShares® MSCI EAFE ETF, see the information set forth under “Fund Descriptions — The iShares® MSCI EAFE Index Fund” in the accompanying underlying supplement no. 1-I.

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CAPITAL GAINS TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 21-II. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of Notes. Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the Notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes. Assuming this treatment is respected, the gain or loss on your Notes should be treated as long-term capital gain or loss if you hold your Notes for more than a year, whether or not you are an initial purchaser of Notes at the issue price. However, the Internal Revenue Service (the “IRS”) or a court may not respect this treatment, in which case the timing and character of any income or loss on the Notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge.

JPMorgan Structured Investments — Auto Callable Notes Linked to the Lesser Performing of the EURO STOXX 50® Index and the iShares® MSCI EAFE ETF	TS-2

While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.

Notwithstanding the discussion under “Material U.S. Federal Income Tax Consequences — Tax Consequences to Non-U.S. Holders — Tax Consequences if Treated as Debt Instruments” in the accompanying product supplement, withholding under legislation commonly referred to as “FATCA” may (if the Notes are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the Notes, as well as to the payment of gross proceeds of a sale of a Note after December 31, 2016 (including redemption at maturity). You should consult your tax adviser regarding the potential application of FATCA to the Notes.

Non-U.S. Holders should also note that recently proposed Treasury regulations could impose a 30% (or lower treaty rate) withholding tax on amounts paid or deemed paid after December 31, 2015 that are treated as attributable to U.S.-source dividends on equities underlying financial instruments such as the Notes. While it is not clear whether or in what form these regulations will be finalized, under recent Treasury guidance, these regulations would not apply to the Notes. Non-U.S. Holders should consult their tax advisers regarding the potential application of these proposed regulations.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in one or both of the Underlyings or any of the equity securities included in or held by the Underlyings. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 21-II dated April 2, 2013 and in the “Risk Factors” section of the accompanying underlying supplement no. 1-I dated November 14, 2011.

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YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The Notes do not guarantee any return of principal. If the Notes have not been automatically called, the return on the Notes at maturity is linked to the performance of the Lesser Performing Underlying and will depend on the extent to which the Underlying Return is negative. If the Notes have not been automatically called and the Final Level of either Underlying is less than its Barrier Level, for every 1% that the Final Level of the Lesser Performing Underlying is less than its Initial Level, you will lose an amount equal to 1% of the principal amount of your Notes. Accordingly, under these circumstances, you will lose more than 25% of your principal amount and may lose all of your principal amount at maturity.

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CREDIT RISK OF JPMORGAN CHASE & CO. — The Notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the Notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the Notes. Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the Notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

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LIMITED RETURN ON THE NOTES — Your potential gain on the Notes will be limited to the Call Premium Percentage applicable to the Call Valuation Dates, as set forth on the cover of this term sheet, regardless of the appreciation in the value of either Underlying, which may be significant. Because the closing level of either Underlying at various times during the term of the Notes could be higher than on the Call Valuation Dates, you may receive a lower payment if the Notes were automatically called or at maturity, as the case may be, than you would have if you had invested directly in either Underlying.

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POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and as an agent of the offering of the Notes, hedging our obligations under the Notes and making the assumptions used to determine the pricing of the Notes and the estimated value of the Notes when the terms of the Notes are set, which we refer to as JPMS’s estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the Notes and the value of the Notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the Notes could result in substantial returns for us or our affiliates while the value of the Notes declines. Please refer to “Risk Factors — Risks Relating to the Notes Generally” in the accompanying product supplement no. 21-II for additional information about these risks.

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YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE VALUE OF EACH UNDERLYING — Your return on the Notes and any payment on the Notes is not linked to a basket consisting of the Underlyings. If the Notes are not automatically called, your payment at maturity is contingent upon the performance of each individual Underlying such that you will be equally exposed to the risks related to

JPMorgan Structured Investments — Auto Callable Notes Linked to the Lesser Performing of the EURO STOXX 50® Index and the iShares® MSCI EAFE ETF	TS-3

both of the Underlyings. Poor performance by either of the Underlyings over the term of the Notes could result in the Notes not being automatically called on a Call Valuation Date, may negatively affect your payment at maturity and will not be offset or mitigated by positive performance by the other Underlying. Accordingly, your investment is subject to the risk of decline in the closing level of each Underlying.

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THE BENEFIT PROVIDED BY THE BARRIER LEVEL MAY TERMINATE ON THE FINAL VALUATION DATE — If the Notes have not been automatically called and the closing level of either Underlying on the Final Valuation Date (i.e., the Final Level) is less than its Barrier Level, the benefit provided by the Barrier Level will terminate and you will be fully exposed to any depreciation in the Lesser Performing Underlying.

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REINVESTMENT RISK — If your Notes are automatically called early, the term of the Notes may be reduced to as short as approximately one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are automatically called prior to the Maturity Date.

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JPMS’S ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — JPMS’s estimated value is only an estimate using several factors. The original issue price of the Notes will exceed JPMS’s estimated value because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes. See “JPMS’s Estimated Value of the Notes” in this term sheet.

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JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — JPMS’s estimated value of the Notes is determined by reference to JPMS’s internal pricing models when the terms of the Notes are set. This estimated value is based on market conditions and other relevant factors existing at that time and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for Notes that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Notes from you in secondary market transactions. See “JPMS’s Estimated Value of the Notes” in this term sheet.

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JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT — The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the Notes to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the Notes and any secondary market prices of the Notes. See “JPMS’s Estimated Value of the Notes” in this term sheet.

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THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the Notes will be partially paid back to you in connection with any repurchases of your Notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See “Secondary Market Prices of the Notes” in this term sheet for additional information relating to this initial period. Accordingly, the estimated value of your Notes during this initial period may be lower than the value of the Notes as published by JPMS (and which may be shown on your customer account statements).

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SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the Notes will likely be lower than the original issue price of the Notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Notes. As a result, the price, if any, at which JPMS will be willing to buy Notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the Notes.

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The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity. See “— Lack of Liquidity” below.

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SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the Notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the level or price, as applicable, of the Underlyings, including:

—	any actual or potential change in our creditworthiness or credit spreads;
—	customary bid-ask spreads for similarly sized trades;
—	secondary market credit spreads for structured debt issuances;
—	the actual and expected volatility in the levels or prices, as applicable, of the Underlyings;
—	the time to maturity of the Notes;
—	the actual and expected positive or negative correlation between the Underlyings, or the actual or expected absence of any such correlation;
—	the dividend rates on the Fund and the equity securities included in or held by the Underlyings;
—	interest and yield rates in the market generally;
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the exchange rates and the volatility of the exchange rates between the U.S. dollar and each of the currencies in which the equity securities included in or held by the Underlyings trade and the correlation among those rates and the levels or prices, as applicable, of the Underlyings;

—	the occurrence of certain events to the Fund that may or may not require an adjustment to the Share Adjustment Factor; and
—	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the Notes, if any, at which JPMS may be willing to purchase your Notes in the secondary market.

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NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of shares of the Fund or the securities included in or held by the Underlyings would have.

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VOLATILITY RISK — Greater expected volatility with respect to an Underlying indicates a greater likelihood as of the Initial Valuation Date that the closing level of that Underlying could be less than the applicable Call Level on a Call Valuation Date or less than its Barrier Level on the final Call Valuation Date. An Underlying’s volatility, however, can change significantly over the term of the Notes. The closing level of an Underlying could fall sharply on any day during the term of the Notes, which could result in the Notes not being automatically called or a significant loss of principal, or both.

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THERE ARE RISKS ASSOCIATED WITH THE FUND — Although the shares of the Fund are listed for trading on NYSE Arca, Inc. (“NYSE Arca”) and a number of similar products have been traded on NYSE Arca and other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Fund or that there will be liquidity in the trading market. The Fund is subject to management risk, which is the risk that the investment strategies of the Fund’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market price of the shares of the Fund and, consequently, the value of the Notes.

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DIFFERENCES BETWEEN THE FUND AND THE UNDERLYING INDEX — The Fund does not fully replicate the Underlying Index and may hold securities not included in the Underlying Index. In addition, the performance of the Fund will reflect additional transaction costs and fees that are not included in the calculation of the Underlying Index. All of these factors may lead to a lack of correlation between the Fund and the Underlying Index. In addition, corporate actions with respect to the equity securities held by the Fund (such as mergers and spin-offs) may impact the variance between the Fund and the Underlying Index. Finally, because the shares of the Fund are traded on NYSE Arca and are subject to market supply and investor demand, the market value of one share of the Fund may differ from the net asset value per share of the Fund. For all of the foregoing reasons, the performance of the Fund may not correlate with the performance of the Underlying Index.

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NON-U.S. SECURITIES RISK — The equity securities included in or held by the Underlyings have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is

JPMorgan Structured Investments — Auto Callable Notes Linked to the Lesser Performing of the EURO STOXX 50® Index and the iShares® MSCI EAFE ETF	TS-5

generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.

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THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RISK WITH RESPECT TO THE FUND — Because the prices of the equity securities held by the Fund are converted into U.S. dollars for purposes of calculating the net asset value of the Fund, holders of the Notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the equity securities held by the Fund trade. Your net exposure will depend on the extent to which those currencies strengthen or weaken against the U.S. dollar and the relative weight of equity securities held by the Fund denominated in each of those currencies. If, taking into account the relevant weighting, the U.S. dollar strengthens against those currencies, the price of the Fund will be adversely affected and any payment on the Notes may be reduced. Of particular importance to potential currency exchange risk are:

—	existing and expected rates of inflation;
—	existing and expected interest rate levels;
—	the balance of payments in the countries issuing those currencies and the United States and between each country and its major trading partners;
—	political, civil or military unrest in the countries issuing those currencies and the United States; and
—	the extent of government surpluses or deficits in the countries issuing those currencies and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries issuing those currencies and the United States and other countries important to international trade and finance.

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NO DIRECT EXPOSURE TO FLUCTUATIONS IN FOREIGN EXCHANGE RATES WITH RESPECT TO THE EURO STOXX 50® INDEX — The value of your Notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies upon which the equity securities included in the EURO STOXX 50® Index are based, although any currency fluctuations could affect the performance of the EURO STOXX 50® Index. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment or incur any reduction in any payment on the Notes.

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LACK OF LIQUIDITY — The Notes will not be listed on any securities exchange. JPMS intends to offer to purchase the Notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which JPMS is willing to buy the Notes.

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THE ANTI-DILUTION PROTECTION FOR THE FUND IS LIMITED — The calculation agent will make adjustments to the Share Adjustment Factor for certain events affecting the shares of the Fund. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Notes may be materially and adversely affected.

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THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT — The final terms of the Notes will be based on relevant market conditions when the terms of the Notes are set and will be provided in the pricing supplement. In particular, each of JPMS’s estimated value and the Call Premium Percentages will be provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this term sheet. Accordingly, you should consider your potential investment in the Notes based on the minimums for JPMS’s estimated value and the Call Premium Percentages.

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Hypothetical Examples of Amount Payable upon Automatic Call or at Maturity

The following table illustrates the hypothetical simple total return (i.e., not compounded) on the Notes that could be realized with respect to the applicable Call Valuation Date for a range of movements in the Lesser Performing Underlying as shown under the column “Lesser Performing Underlying Closing Level Appreciation/Depreciation at Call Valuation Date.” Each hypothetical total return or payment set forth below assumes that the Lesser Performing Underlying is the iShares® MSCI EAFE ETF. We make no representation or warranty as to which of the Underlyings will be the Lesser Performing Underlying for purposes of calculating your actual payment at maturity, if any, or as to what the closing level of either Underlying will be on any Call Valuation Date. In addition, the following table and examples assume an Initial Level and a Call Level for the Lesser Performing Underlying of $70 and a Barrier Level of $52.50 (equal to 75% of the hypothetical Initial Level) and that the Call Premium Percentages used to calculate the call premium amount applicable to the first, second and final Call Valuation Dates are 12.00%, 24.00% and 36.00%, respectively. The actual Call Premium Percentages applicable to the first, second and final Call Valuation Dates will be determined on the Initial Valuation Date, and will not be less than 12.00%, 24.00% and 36.00%, respectively. There will be only one payment on the Notes whether called or at maturity. An entry of “N/A” indicates that the Notes would not be called on the applicable Call Valuation Date and no payment would be made on the applicable Call Settlement Date. Each hypothetical total return or payment on the Notes set forth below is for illustrative purposes only and may not be the actual total return or payment on the Notes applicable to a purchaser of the Notes.

Lesser Performing Underlying Closing Level	Lesser Performing Underlying Appreciation/ Depreciation at Call Valuation Date	Total Return at First Call Valuation Date	Total Return at Second Call Valuation Date	Total Return at Final Call Valuation Date (1)
$126.000	80.00%	12.00%	24.00%	36.00%
$119.000	70.00%	12.00%	24.00%	36.00%
$112.000	60.00%	12.00%	24.00%	36.00%
$105.000	50.00%	12.00%	24.00%	36.00%
$98.000	40.00%	12.00%	24.00%	36.00%
$91.000	30.00%	12.00%	24.00%	36.00%
$84.000	20.00%	12.00%	24.00%	36.00%
$77.000	10.00%	12.00%	24.00%	36.00%
$70.000	0.00%	12.00%	24.00%	36.00%
$68.250	-2.50%	N/A	N/A	0.00%
$66.500	-5.00%	N/A	N/A	0.00%
$63.000	-10.00%	N/A	N/A	0.00%
$56.000	-20.00%	N/A	N/A	0.00%
$52.500	-25.00%	N/A	N/A	0.00%
$52.493	-25.01%	N/A	N/A	-25.01%
$49.000	-30.00%	N/A	N/A	-30.00%
$42.000	-40.00%	N/A	N/A	-40.00%
$35.000	-50.00%	N/A	N/A	-50.00%
$28.000	-60.00%	N/A	N/A	-60.00%
$21.000	-70.00%	N/A	N/A	-70.00%
$14.000	-80.00%	N/A	N/A	-80.00%
$7.000	-90.00%	N/A	N/A	-90.00%
$0.000	-100.00%	N/A	N/A	-100.00%

(1)	If the Notes have not been automatically called and the Final Level (i.e., the closing level on the final Call Valuation Date) of either Underlying is less than its Barrier Level, you will lose more than 25% of your principal amount and may lose all of your principal amount at maturity.

The following examples illustrate how the payment on the Notes in different hypothetical scenarios is calculated.

Example 1: The closing level of the Lesser Performing Underlying increases from the Initial Level of $70 to a closing level of $77 on the first Call Valuation Date. Because the closing level of the Lesser Performing Underlying on the first Call Valuation Date of $77 is greater than the corresponding Call Level of $70, the Notes are automatically called, and the investor receives a single payment of $1,120 per $1,000 principal amount Note on the first Call Settlement Date.

Example 2: The closing level of the Lesser Performing Underlying decreases from the Initial Level of $70 to a closing level of $66.50 on the first Call Valuation Date, $52.50 on the second Call Valuation Date and increases to a closing level of $84 on the final Call Valuation Date. Because the closing level of the Lesser Performing Underlying on each of the first and second Call Valuation Dates ($66.50 and $52.50) is less than the corresponding Call Level of $70, the Notes are not automatically called on these Call Valuation

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Dates. However, because the closing level of the Lesser Performing Underlying on the final Call Valuation Date of $84 is greater than the corresponding Call Level of $70, the Notes are automatically called on the final Call Valuation Date, and the investor receives a single payment of $1,360 per $1,000 principal amount Note on the Maturity Date. This represents the maximum total payment an investor may receive over the term of the Notes.

Example 3: The closing level of the Lesser Performing Underlying decreases from the Initial Level of $70 to a closing level of $42 on the first Call Valuation Date, $49 on the second Call Valuation Date and $56 on the final Call Valuation Date. Because (a) the closing level of the Lesser Performing Underlying on each of the Call Valuation Dates ($42, $49 and $56) is less than the corresponding Call Level of $70 and (b) the Final Level of the Lesser Performing Underlying is greater than its Barrier Level of $52.50, the Notes are not automatically called and the payment at maturity is the principal amount of $1,000 per $1,000 principal amount Note.

Example 4: The closing level of the Lesser Performing Underlying decreases from the Initial Level of $70 to a closing level of $63 on the first Call Valuation Date, $52.50 on the second Call Valuation Date and $42 on the final Call Valuation Date. Because (a) the closing level of the Lesser Performing Underlying on each of the Call Valuation Dates ($63, $52.50 and $42) is less than the corresponding Call Level of $70 and (b) the Final Level of the Lesser Performing Underlying is less than its Barrier Level of $52.50, the Notes are not automatically called and the investor receives a payment at maturity that is less than the principal amount for each $1,000 principal amount Note, calculated as follows:

$1,000 + ($1,000 × -40%) = $600

The hypothetical returns and hypothetical payments on the Notes shown above apply only if you hold the Notes for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

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Historical Information

The following graphs show the historical weekly performance of the EURO STOXX 50® Index and the iShares® MSCI EAFE ETF from January 2, 2009 through July 25, 2014. The closing level of the EURO STOXX 50® Index on July 28, 2014 was 3,171.55. The closing level of the iShares® MSCI EAFE ETF on July 28, 2014 was $67.96.

We obtained the various closing levels of the Underlyings below from Bloomberg Financial Markets, without independent verification. The historical levels of each Underlying should not be taken as an indication of future performance, and no assurance can be given as to the closing level of either Underlying on the Initial Valuation Date or any Call Valuation Date. We cannot give you assurance that the performance of the Underlyings will result in the return of any of your principal amount. We make no representation as to the amount of dividends, if any, that the Fund or the equity securities held by the Fund will pay in the future. In any event, as an investor in the Notes, you will not be entitled to receive dividends, if any, that may be payable on the Fund or the equity securities held by the Fund.

JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the Notes set forth on the cover of this term sheet is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the Notes. JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your Notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.” The value of the derivative or derivatives underlying the economic terms of the Notes is derived from JPMS’s internal pricing models. These models are dependent on inputs such as the

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traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS’s estimated value of the Notes is determined when the terms of the Notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.”

JPMS’s estimated value of the Notes will be lower than the original issue price of the Notes because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits realized in hedging our obligations under the Notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this term sheet.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the Notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this term sheet. In addition, we generally expect that some of the costs included in the original issue price of the Notes will be partially paid back to you in connection with any repurchases of your Notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the Notes. The length of any such initial period reflects the structure of the Notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Notes and when these costs are incurred, as determined by JPMS. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The net proceeds we receive from the sale of the Notes will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the Notes.

The Notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Notes. See “Hypothetical Examples of Amount Payable upon Automatic Call or at Maturity” in this term sheet for an illustration of the risk-return profile of the Notes and “Selected Purchase Considerations — Exposure to Each of the Underlyings” in this term sheet for a description of the market exposure provided by the Notes.

The original issue price of the Notes is equal to JPMS’s estimated value of the Notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes, plus the estimated cost of hedging our obligations under the Notes.

For purposes of the Notes offered by this term sheet, the first and second paragraphs of the section entitled “Use of Proceeds and Hedging” on page PS-35 of the accompanying product supplement no. 21-II are deemed deleted in their entirety. Please refer instead to the discussion set forth above.

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